Exhibit 10.4

NON QUALIFIED STOCK OPTION AWARD AGREEMENT

Name of Optionee:
Grant Date:
Number of Option Shares:
Option Price per Share:

This Agreement evidences the grant by Compass Minerals International, Inc., a Delaware corporation (the “Company”), of a non-qualified stock option to the above-referenced “Optionee”, and the acceptance of the non-qualified stock option by the Optionee, pursuant to the Compass Minerals International, Inc. 2015 Incentive Award Plan, as may be amended from time to time (the “Plan”), and the Rules, Policies and Procedures adopted by the Committee for the Plan, as may be amended from time to time. The Plan and the Rules, Policies and Procedures are collectively referred to in this Agreement as the “Governing Documents”.
1.     Incorporation of Governing Documents. The terms and provisions of the Governing Documents are incorporated into and made a part of this Agreement by reference. In the event of a conflict between any provision of this Agreement and the Governing Documents, the provisions of the Governing Documents will control. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to those terms in the Governing Documents.
2.     Option Price. Subject to terms and conditions of the Governing Documents and this Agreement, Optionee shall have the option (the “Option”) to purchase shares of Stock at the price per share (the “Option Price”) and in the amounts set forth above. Payment of the Option Price may be made in any manner specified under the Governing Documents. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.     Term. The term of the Option shall commence on the Grant Date and expire upon the earlier of: the seventh (7th) anniversary of the Grant Date, or the time set forth in the Governing Documents.
4.     Vesting and Exercise of Option. The Option will become vested and exercisable at the Option Price and with respect to the Number of Option Shares set forth above, in accordance with the following vesting schedule:

Date	Vested %
1st anniversary of Grant Date	25%
2nd anniversary of Grant Date	50%
3rd anniversary of Grant Date	75%
4th anniversary of Grant Date	100%

5.     Entire Agreement. This Agreement, together with the Governing Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
6.     Receipt of Governing Documents. Optionee acknowledges receipt of a copy of the Governing Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date. This Agreement may be executed in counterparts.
COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Steven N. Berger
Title:	Senior Vice President Corporate Services
OPTIONEE

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